Exhibit 10.1

POLICY TITLE	Flushing Bank Specified Officer Change In Control Severance Policy
POLICY TYPE	BOARD (Bank)
GROUP	Human Resources	Policy Number
		Approval Date	July 2025
DIVISION	Human Resources	Effective Date	July 2025
		Last Revision	July 2025-
Policy Owner	Chief Operating Officer

1.	Purpose

The purpose of this COC Severance Policy (the “Policy”) is to provide for the payment of certain severance benefits by Flushing Bank (the “Bank”) to employees of the Bank covered by this Policy who become eligible for the payment of such benefits following the occurrence of a Change of Control in accordance with the terms hereof. The payment of benefits under this Policy is guaranteed by Flushing Financial Corporation (the “Company”).

2.	Policy Scope

2.1  Employees Covered

(a)This Policy shall apply to (i) each employee at the level of Executive Vice President or above in good standing of the Bank, (ii) each employee at the level of Assistant Vice President or above in good standing of the Bank who was a participant in this Policy as in effect immediately prior to July 28, 2015, and (iii) each employee at the level of Senior Vice President in good standing of the Bank who was a participant in this Policy as in effect immediately prior to July 1, 2025, in each case who is not party to an employment agreement with the Company and/or the Bank (an “Employee”) for the period that both (A) such Employee is employed as such and (B) this Policy is in effect in accordance with Section 2.1(b) below (conjunctively, the “Term”); and provided that, notwithstanding the provisions of Section 2.1(b), the Term shall continue for such Employee for a period of two years following a Change in Control (as defined in Section 6.2 below) that otherwise occurs during the Term.

(b)The Effective Date of this Policy is the date indicated above and shall remain in effect through January 1, 2026, and such effectiveness shall be automatically renewed for an additional one year period on January 1st, 2026 and on each succeeding January 1st thereafter, unless the Board of Directors or any officer of the Bank, acting upon the authority thereof, shall resolve to not renew the Policy as of the next such January 1st ; provided that such resolution is adopted prior to such anniversary date and the participants under the Policy are notified of such non-renewal within 60 days after such anniversary date.

(c)Upon the expiration of the Term, all rights, benefits and obligations of the Bank and the Company hereunder shall terminate.

(d)Notwithstanding anything in this Policy to the contrary, the amendments to this Policy that became effective July 28, 2015 shall not apply to any employee who was covered by this Policy immediately prior to July 28, 2015 (the “Grandfathered Employees”). The rights of the Grandfathered Employees shall continue to be governed by the terms of the Policy as in effect immediately prior to July 28, 2015, except that the definition of Change of Control in Section 6.2 below shall be applied in lieu of the definition of Change of Control that was in effect immediately prior to July 28, 2015.

3.	Policy Statement

The Bank will provide certain severance benefits to employees covered by this Policy who become eligible for the payment of such benefits following the occurrence of a Change of Control in accordance with the terms hereof. The payment of benefits under this Policy is guaranteed by the Company.

3.1 Exceptions to This Policy

(a)Notwithstanding any other provision of this Policy to the contrary, this Section 3.1 shall apply at all times, during the Term.

(b)If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations to the Employee under this Policy shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the

Bank shall (i) pay the Employee all of the compensation payable under this Policy that was withheld while the Bank’s obligations under this Policy were so suspended, and (ii) reinstate in whole any of its obligations to the Employee which were suspended.

(c)If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank to the Employee under this Policy shall terminate as of the effective date of the order, other than vested rights of the parties accrued as of such effective date, which shall not be affected.

(d)If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act (the “FDIA”)), all obligations of the Bank under this Policy shall terminate as of the date of such default, but this Section 3.1(d) shall not affect any vested rights of the Employee accrued as of such date of default.

(e)All obligations of the Bank under this Policy shall be terminated, except to the extent it is determined that continuation of the Policy is necessary to the continued operation of the Bank, (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (“Director”) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition; provided, however, that this Section 3.1(e) shall not affect any vested rights of the Employee accrued as of such date of termination.

(f)All obligations under this Policy are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(g)Notwithstanding any other provision of this Policy to the contrary, any payments made to the Employee pursuant to this Policy or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

3.2 Review

This Policy will be reviewed periodically, but in no event less than once every twelve (12) months, and may be amended or terminated by the Board of Directors of the Bank in accordance with Section 5.4(f) hereof.

4.	Policy Administration

4.1 Authority

a.

Bank President and Chief Executive Officer (“President”) has been delegated authority from the Board of Directors to implement the Flushing Bank Specified Officer Change In Control Severance Policy and the President has delegated oversight of the Flushing Bank Specified Officer Change In Control Severance Policy to the Chief Operating Officer.

b.

The Chief Operating Officer has designated the Director of Human Resources as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following: administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures; responding to all inquiries relating to this Policy; and recommending to the Board of Directors of the Bank revisions to this Policy as deemed necessary or appropriate.

4.2Responsibility and Accountability

a.	The Board of Directors of the Bank provides oversight of the Bank’s activities including activities which pertain to the Flushing Bank Specified Officer Change In Control Severance Policy.
b.	The Director of Human Resources

The Director of Human Resources is responsible for monitoring and tracking all matters that relates to the Flushing Bank Specified Officer Change In Control Severance Policy.

5.	Policy Standards

5.1Severance Benefits

In the event the Employee’s employment with the Company and any of its subsidiaries (including the Bank) is terminated within two years following a Change of Control (i) by the Company or any of its subsidiaries (including the Bank) other than by reason of the death or Disability of the Employee and other than for Cause, or (ii) by the Employee for Good Reason, the Bank shall provide and pay to the Employee the following:

(a)the Employee’s earned but unpaid current salary as of the date of termination, plus an amount representing any accrued but unpaid vacation time, which amounts shall be paid within thirty days of termination;

(b)the benefits, if any, to which the Employee is entitled as a former employee under the Company’s and subsidiaries’ (including the Bank’s) employee benefit plans and programs and compensation plans and programs, which shall be paid in accordance with the terms of such plans and programs;

(c)continued health and welfare benefits (including group life, disability, medical and dental benefits), in addition to that provided in paragraph (b) above, to the extent necessary to provide coverage for the

Employee for the number of months equal to the number of months of salary payable to the Employee pursuant to paragraph (d) below (the “Severance Period”). Such benefits shall be provided through the purchase of insurance, and shall be equivalent to the health and welfare benefits (including cost-sharing percentages) provided to active employees of the Bank (or any successor thereof) as from time to time in effect during the Severance Period. Where the amount of such benefits is based on salary, they shall be provided to the Employee based on the highest annual rate of salary achieved by the Employee during the period of the Employee’s employment with the Bank or its subsidiaries. If the Employee had dependent coverage in effect at the time of his or her termination of employment, the Employee shall have the right to elect to continue such dependent coverage for the Severance Period. The benefits to be provided under this paragraph (c) shall cease to the extent that in the judgment of the Bank substantially equivalent benefits are provided to the Employee (and/or his/her dependents) by a subsequent employer of the Employee, who shall certify a description thereof to the Bank; and

(d)within thirty days following the Employee’s termination of employment, a cash lump sum payment in an amount equal to one month’s salary for each full year of continuous service completed with the Company or any of its subsidiaries (including the Bank or any predecessor of the Bank), but in no event less than 12 months’ salary or more than 18 months’ salary, such salary to be the greater of the Employee’s salary immediately prior to the Change of Control or the Employee’s salary at the date of such termination.

Notwithstanding the foregoing, the benefits provided to the Employee under this Section 3 shall be reduced if and to the extent that a nationally recognized firm of compensation consultants or auditors designated by the Company or the Bank determines that such reduction will result in a greater net after-tax benefit to the Employee than the Employee would obtain in the absence of such reduction, taking into account any excise tax payable by the Employee under Internal Revenue Code Section 4999.

5.2No Effect on Employee Benefit Plans or Compensation Programs.

Except as expressly provided in this Policy, the termination of the Employee’s employment, whether by the Company or any of its subsidiaries (including the Bank) or by the Employee, shall have no effect on the rights and obligations of the parties hereto under the employee benefit plans or programs or compensation plans or programs (whether or not employee benefit plans or programs) that the Company or any subsidiary (including the Bank) may maintain from time to time.

5.3No Right to Employment.

Nothing in this Policy shall be construed as giving the Employee the right to be retained in the employment of the Company or any of its subsidiaries (including the Bank), nor shall it affect the right of the Company or any of its subsidiaries (including the Bank) to terminate the Employee’s employment with or without cause.

5.4Miscellaneous

(a)Successors. This Policy shall inure to the benefit of and be binding upon the Employee and his legal representatives and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred.

(b)Waiver. The Waiver by any party of a breach of any provision of this Policy shall not operate or be construed as a waiver of any subsequent breach of this Policy.

(c)Severability. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect.

(d)Headings and References. The headings of the sections of this Policy are inserted for convenience only and shall not be deemed to constitute a part of this Policy.

(e)Entire Policy. This Policy constitutes the entire policy, agreement and understanding of the parties with respect to the matters contemplated herein, and supersedes all prior policies, agreements, arrangements and understandings related to the subject matter hereof.

(f)Amendment or Termination. The Board of Directors of the Bank may amend or terminate this Policy at any time prior to a Change of Control. This Policy may not be amended or terminated at any time after a Change of Control in any manner adverse to the Employee without the consent of such Employee.

(g)Governing Law. This Policy shall be governed by the laws of the State of New York, without reference to conflicts of law principles.

(h)Withholding. The Employee agrees that the Bank may withhold from any payment required to be made to the Employee pursuant to this Policy all federal, state, local and/or other taxes which the Bank determines are required to be withheld in accordance with applicable statutes and/or regulations in effect from time to time.

5.5Guarantee.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Employee is entitled under this Policy.

5.6Compliance with Code Section 409A.

(a)Notwithstanding the provisions of section 5.1, if the Employee is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Board in accordance with the election made by the Bank for determining specified employees, any amounts payable under section

5.1(d) (and any other payments to which the Employee may be entitled) which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the Employee’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Employee’s termination of employment (or the Employee’s death if sooner), at which time all payments that were suspended shall be paid to the Employee (or his estate) in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A).

(c)For purposes of Section 409A, each payment under section 5.1(d) will be treated as a separate payment.

(d)It is intended that this Policy comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Employee to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this Policy shall be interpreted, operated and administered in a manner consistent with these intentions.

6.	Definitions

6.1“Cause” means the Employee’s (i) intentional engagement in dishonest conduct or willful misconduct, (ii) breach of fiduciary duty involving personal profit, (iii) insubordination or intentional failure to perform stated duties, (iv) willful violation of the Bank’s rules and policies and other applicable laws, rules, or regulations, (v) conviction (including entry of a guilty or nolo contendere plea) of a felony or any crime involving dishonesty or moral turpitude, (vi) material breach of any provision of any Bank policy or employment agreement with the Bank, or (vii) poor performance.

6.2“Change of Control” means:

(i)the acquisition of all or substantially all of the assets of the Bank or the Company by any person or entity, or by any persons or entities acting in concert;

(ii)the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Company, as the case may be, or of any successor corporation shall consist of persons other than Current Members, respectively (for these purposes, a “Current Member” shall mean any member of the Board of Directors of the Bank or the Company as of June 1, 2018 and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the respective Board of Directors);

(iii)the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

(iv)the consummation of a merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, do not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

6.3“Disability” means termination under circumstances in which the Employee would qualify for disability benefits under one or more disability programs maintained by the Company or any subsidiary (including the Bank) employing the Employee.

6.4“Good Reason” means:

(i)a reduction by the Company or any subsidiary (including the Bank) in the Employee’s annual base salary as in effect immediately prior to a Change of Control; or

(ii)the failure of the Company or any subsidiary (including the Bank) to maintain the Employee’s principal place of employment within 50 miles as in effect immediately prior to a Change of Control.